Exhibit 10.01

EXECUTIVE TRANSITION AGREEMENT
This Executive Transition Agreement (“Agreement”) is made by and between Tom Reilly (“Executive”) and Cloudera, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).
RECITALS
WHEREAS, Executive is currently the Chief Executive Officer (“CEO”) and an employee of the Company;
WHEREAS, Executive intends to resign and retire his employment with the Company on the final day of the Transition Period (as defined in Section 2 below), or on such earlier date that is determined by the Company (the “Termination Date”); and
WHEREAS, Executive and Company both wish to ensure an orderly transition of Executive’s duties and responsibilities throughout the Transition Period;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
COVENANTS
1.    Executive’s Termination. Executive will resign his employment with the Company on the Termination Date, and the Company shall process his termination accordingly. Executive agrees to execute any documentation reasonably necessary to confirm Executive’s termination of employment consistent with the terms hereof. Executive agrees to resign all positions he may hold with the Company and any of its subsidiaries or affiliated entities (including as a member of the Board of Directors of the Company (the “Board”)) effective no later than the Termination Date.
2.    Transition Period and Services. Beginning on the Effective Date and through and including July 31, 2019 (the “Transition Period”), Executive agrees to provide the following transition services (the “Transition Services”): (1) continue to serve as the Company’s Chief Executive Officer until such time as the Board determines that Executive shall no longer serve in such capacity and (2) provide reasonable transition services to the Company as the Company may request, including, but not limited to, assistance in the hiring of, and transitioning of Executive’s responsibilities to, a new or interim chief executive officer of the Company. Executive’s employment during the period Executive provides the Transition Services shall continue to be “at‑will,” meaning the Company and Executive are both free to terminate Executive’s employment with or without cause or notice. During the period Executive provides the Transition Services, Executive shall continue to receive his salary at the same rate and frequency that he was receiving his salary immediately prior to the Transition Period, and shall continue to be eligible to participate in then‑available Company benefit programs at the same level as he would have been eligible to participate in such programs as of immediately prior to the Transition Period, subject to the terms and conditions, including eligibility requirements, of such programs. If, at any time during the period Executive provides the Transition Services, the Company appoints a new chief executive officer, Executive will take all steps necessary at the Company’s request to relinquish the title of chief executive officer, resign from the Board and continue providing such Transition Services. It is agreed that Executive’s failure to be re‑nominated or elected to the Board shall not constitute a breach of this Agreement or termination of Executive’s employment without Cause for purposes of this Agreement.
3.    Accrued Compensation. Notwithstanding anything to the contrary in this Agreement, in connection with any termination of employment, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements, including unused earned vacation pay (if applicable) and unreimbursed documented business expenses incurred by Executive through and including the Termination Date (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the Termination Date under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the Termination Date, and, in any event, no later than two and one‑half (2‑1/2) months after the end of the taxable year of Executive in which the termination occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.
4.    Severance Payments. In consideration of the Transition Services and the Release, and in connection with and in exchange for the Parties’ promises herein, upon the termination of Executive’s employment (other than for Cause) on the last day of the Transition Period, or if prior to the end of the Transition Period, Executive’s employment with the Company is terminated by the Company other than for Cause, or Executive resigns his employment at the written request of the Company if such request is not for Cause (each, a “Qualifying Termination” and the date of termination of employment upon such Qualifying Termination, the “Qualifying Termination Date”), and subject to Executive’s execution and non‑revocation of a Release (as defined below) by the Release Deadline (as defined below), Executive will be entitled to the following:
(a)    Base Salary and Bonus.
(i)    An amount equal to the sum of (i) $500,000.00, which amount is equal to Executive’s base salary at the annual rate currently in effect, plus (ii) $500,000.00, which amount is equal to Executive’s annual target bonus for the Company’s current fiscal year (the “Target Bonus”).
(ii)    An amount equal to the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days for which the Executive was employed by the Company during the current bonus period (which is the Company’s current fiscal year ending January 31, 2020) and the denominator of which is the total number of calendar days in such current bonus period.
(b)    Health Care Benefit. If the Executive elects to continue his health insurance coverage under COBRA following the termination of his employment, then, subject to Section 8 below, the Company shall pay the Executive’s monthly premium under COBRA on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, until the earliest of (i) twenty-four (24) months following the Termination Date; (ii) the date when the Executive receives similar coverage with a new employer or (iii) the expiration of the Executive’s continuation coverage under COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage) which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence on the later of (A) the first day of the month following the month in which Executive’s Termination Date occurs and (B) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the twenty-four (24) month period following the Termination Date, provided that, any taxable payments under this section will not be paid before the first business day occurring after the thirtieth (30th) day following the Termination Date and, once they commence, will include any unpaid amounts accrued from the Termination Date (to the extent not otherwise satisfied with continuation coverage). Executive shall have no right to an additional gross‑up payment to account for the fact that such COBRA premium amounts are paid on an after‑tax basis.
(c)    Equity. Executive will continue to vest in his Equity Awards (as defined below) in accordance with the terms thereof through the end of the Transition Period, provided Executive remains employed and continues to provide the Transition Services on the applicable vesting dates applicable thereto. Upon Executive’s Qualifying Termination (i) each of Executive’s then‑outstanding unvested Equity Awards, shall accelerate and become vested and exercisable with respect to 100% of the then‑unvested shares subject to the applicable Equity Awards and (ii) Executive will be permitted to exercise any vested shares subject to Equity Awards that are stock options to purchase shares of Company common stock (after giving effect to the foregoing acceleration of vesting) until 12 months following the Termination Date, but in no event later than the date on which the Option would expire had Executive remained employed. Executive shall be permitted to pay both the exercise price and any related tax withholding amounts due upon exercise of a stock option by having the Company withhold the number of shares of Company common stock that would otherwise be issued upon exercise that have a fair market value on the date of exercise equal to the exercise price and the related tax withholding amounts due provided that (i) the fair market value on the date of exercise is $10.00 or less or (ii) the exercise occurs no later than the seven calendar days immediately following the Q2 FY20 earnings call.
For purposes of this Agreement, “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock‑based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock and restricted stock units, that are outstanding as of the Effective Date, as are listed on Exhibit A hereto. Executive agrees that he is not entitled to receive any Equity Awards in addition to those that are outstanding as of the Effective Date.
Executive will receive the cash severance payments pursuant this Section 4 in a lump‑sum that will be made (or with respect to the COBRA payment, will commence) on the tenth (10th) day following the effectiveness of the Release.
For purposes of this Agreement, “Cause” shall have the meaning set forth in the Severance and Change in Control Agreement (as defined below).
If, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so, or is terminated by the Company for Cause, he will not be entitled to any of the benefits in this Section 4, any further salary, bonus or other cash compensation, other than the Accrued Compensation and Expenses and the Accrued Benefits.
5.    All Payments. Executive understands and agrees that except as expressly provided for this Agreement, Executive shall not be entitled to any other consideration, separation or change in control benefits, including, but not limited to, any severance payments, equity acceleration benefits or any other severance benefits provided for in the Offer Letter dated May 22, 2013 between Executive and the Company (the “Offer Letter”), the Severance and Change in Control Agreement by and between Executive and the Company dated December 13, 2016 (the “Severance and Change in Control Agreement”) or the agreements evidencing the Equity Awards.
6.    Non-Disparagement. In addition to any other existing obligations regarding non‑disparagement, (i) Executive shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement and (ii) the Company will use its best efforts to ensure that the Company’s current executive officers and Board members shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about Executive, with any written or oral statement. Nothing in this section shall prohibit Executive or the Company or its executive officers or Board from providing truthful information in response to a subpoena or other legal process.
7.    Company Proprietary and Confidential Information & Other Policies. Executive hereby acknowledges that he will continue to be bound by the Company Employment, Confidential Information and Intellectual Property Assignment Agreement dated June 17, 2013 (the “CIIA”). Executive will continue to be bound by and comply fully with the Company’s, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees. Executive confirms that upon his termination, Executive will deliver to the Company all documents and data of any nature containing or pertaining to such information and that Executive has not taken or retained, whether in electronic or hard copy form, any such documents or data or any reproduction thereof.
8.    Conditions to Receipt of Severance & Other Benefits. The receipt of applicable severance payments and benefits or acceleration benefits pursuant to Section 4 will be subject to Executive signing the release of claims attached hereto as Exhibit B (the “Release”) and satisfying all conditions to make the Release effective by no later than thirty (30) days after the Executive’s Qualifying Termination Date (the “Release Deadline”), provided, however, that the Release does not release any of Executive’s rights to indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company, including the Indemnity Agreement (as defined below).
9.    Indemnification. For the avoidance of doubt, Executive will continue to be covered by the Indemnity Agreement, dated June 18, 2013 (the “Indemnity Agreement”), and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, with respect to actions taken while an officer or director of the Company pursuant to the terms of such agreement and policy.
10.    Protected Rights. Executive understands that nothing in the Release, or otherwise in this Agreement, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

11.    Defend Trade Secrets Act. Executive acknowledges and understands that, pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive further acknowledges and understands that if he files a lawsuit for retaliation for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates (including Exhibit B hereto), is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
12.    Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in San Mateo County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon Executive or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If Executive is unable to access these rules, Executive will be provided with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.
13.    Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing Party may be entitled.
14.    No Admission of Liability. This Agreement is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal provisions of similar effect.
15.    Complete and Voluntary Agreement. This Agreement, together with Exhibit B, constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and, supersedes the Offer Letter, the Severance and Change in Control Agreement and other all prior negotiations and agreements, whether written or oral, relating to such subject matter, with the exception of the CIIA, the equity plans and equity agreements under which the Equity Awards are granted, in each case as modified herein. Executive acknowledges that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute the Agreement, and Executive acknowledges that Executive has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.
16.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that: Section 6 (Non-Disparagement) is invalid or unenforceable in whole or in part, it is the intention of the Parties that the remaining subsections (or portions thereof) of this Agreement, including Section 4 (Severance Payments), shall remain fully valid and enforceable.
17.    Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
18.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
19.    Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law.
To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)‑month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in‑kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in‑kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in‑kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short‑term deferral” within the meaning of Section 409A, such payment shall be deemed a short‑term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the regulations under Section 409A. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A‑1.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

EXECUTIVE	CLOUDERA, INC.

/s/ Tom Reilly	/s/ Martin Cole
Tom Reilly	Martin Cole
Chairman of the Board of Directors

June 5, 2019	June 5, 2019

[SIGNATURE PAGE TO EXECUTIVE TRANSITION AGREEMENT]

Exhibit A
List of Outstanding Equity Awards

Date of Grant	Award Type	Total Outstanding as of June 5, 2019	Exercise Price
6/28/2013	Non-Qualified Stock Option	7,304,755	$3.21
3/26/2015	Incentive Stock Option	18,471	$16.24
3/26/2015	Non-Qualified Stock Option	70,529	$16.24
3/26/2015	Restricted Stock Unit	25,875	N/A
3/17/2016	Restricted Stock Unit	66,667	N/A
3/8/2017	Restricted Stock Unit	150,000	N/A
3/23/2018	Restricted Stock Unit	247,500	N/A
2/12/2019	Restricted Stock Unit	426,913	N/A

Exhibit B
Release

In consideration of the termination benefits (the “Benefits”) provided and to be provided to me by Cloudera, Inc., or any successor thereof (the “Company”) pursuant to my Executive Transition Agreement with the Company dated on or about June 5, 2019 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).
1.    On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known to him or her would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under the Agreement, any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, including under the Indemnity Agreement, dated June 18, 2013 (the “Indemnity Agreement”), and continued coverage by the Company’s director’s and officer’s insurance.
2.    In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code Section 2802 or other applicable state‑law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Release and my Agreement do not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release and my Agreement does not limit my right to receive an award for information provided to any Government Agencies. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnity Agreement, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.
3.    I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.
4.    As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer‑recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, (x) I am still bound by any and all confidential/proprietary/trade secret information, non‑disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s) and (y) I am still bound by the covenants of Section 6 of the Agreement.
5.    I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.
6.    I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.
7.    I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.
8.    I agree to submit to mandatory binding arbitration, in San Mateo County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Release and my employment with the Company and the termination thereof, except that I may, at my option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. I HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict my right to file administrative claims I may bring before any government agency where, as a matter of law, the parties may not restrict my ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, I agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon me or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If I am unable to access these rules, I will be provided with a hardcopy. I acknowledge that I am hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.
9.    I agree that I have had at least twenty‑one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty‑second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Release Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Release Effective Date, as specified in the Agreement.
10.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.
11.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.
12.    The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 4 of the Agreement.
[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EMPLOYEE’S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.
EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee June 5, 2019. Executed this 5th day of June, 2019.

/s/ Thomas Reilly
Your Signature

Thomas Reilly
Your Name (Please Print)

Agreed and Accepted:

Cloudera, Inc.

/s/ Martin Cole
By: Martin Cole
Date: June 5, 2019

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]